EXHIBIT 99.1

February 9, 2024

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for Third Quarter

MIDLAND, TX – 02/9/2024 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $345,610, or $0.16 per diluted share, for the Company’s third quarter of fiscal 2024, an increase of 28% compared to $269,433, or $0.12 per diluted share, for the second quarter of fiscal 2024. Operating revenues in the third quarter of fiscal 2024 were $1,656,443. The average sales price of oil and natural gas for the three months ending December 31, 2023 was $78.65 per barrel and $1.82 per Mcf, respectively.

Net income for the nine months ending December 31, 2023 was $1,080,657, or $0.50 per diluted share, a decrease of 71% compared with the same nine-month period of fiscal 2023. Operating revenues in the first nine months of fiscal 2024 decreased 35% to $4,811,472. This decrease resulted from a 2% decrease in barrels of oil equivalent (“BOE”) production volumes as well as the average sales price of oil and natural gas for the nine months ending December 31, 2023 to $77.06 per barrel (an 18% decrease) and $2.12 per Mcf (a 66% decrease), respectively.

The Company currently expects to participate in the drilling and completion of 45 horizontal wells in the Delaware Basin located in the western portion of the Permian Basin in Eddy and Lea Counties, New Mexico, three horizontal wells located in the Bakken formation in McKenzie County, North Dakota, and one vertical well in Irion County, Texas. The estimated aggregate cost for the total 49 wells is approximately $2,200,000 for the fiscal year ending March 31, 2024. To date, Mexco has expended $1,700,000.

The Company also expended approximately $450,000 to date for the additional completion costs of 21 drilled but uncompleted horizontal wells located in Lea County, New Mexico, that the Company participated in drilling during fiscal 2023. Twenty of these wells began producing by October 2023 with initial average production rates of 1,128 barrels of oil, 2,744 barrels of water and 1,850,000 cubic feet of gas per day, or, 1,437 barrels of oil equivalent per well per day.

The President and Chief Financial Officer of the Company stated, “We currently have $3.4 million cash on hand, no bank debt and continue to find attractive opportunities.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2023. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer, at Mexco Energy Corporation, (432) 682-1119.